EXHIBIT 10.1

THIRD AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), is being entered into this June 16, 2017 (the “Effective Date”), by and between WELLTOWER INC., a Delaware corporation, (the “Corporation”), and SCOTT A. ESTES (the “Executive”).

WHEREAS, Executive and the Corporation previously entered into a Second Amended and Restated Employment Agreement, dated December 29, 2008 (the “Prior Employment Agreement”); and

WHEREAS, the Parties desire to amend and restate the Prior Employment Agreement so that the Executive continues to act as the Corporation’s Executive Vice President – Chief Financial Officer based on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.                  EMPLOYMENT

The Corporation hereby agrees to continue to employ the Executive as the Corporation’s Executive Vice President – Chief Financial Officer, upon the terms and conditions herein contained, and the Executive hereby agrees to continue such employment and to continue to serve in such positions, and to perform the duties and functions customarily performed by the Executive Vice President – Chief Financial Officer of a publicly traded corporation.

In such capacity, the Executive shall report to the Corporation’s Chief Executive Officer (“CEO”) and shall have such powers and responsibilities set forth in the Corporation’s By-Laws as well as such additional powers and responsibilities consistent with his position as may be assigned by the CEO.

Throughout the Term (defined below) of this Agreement, the Executive shall devote his best efforts and all of his business time and services to the business and affairs of the Corporation; provided, that the Executive will be permitted to, with the prior written approval of the CEO, act or serve as a director, trustee or committee member of a commercial business, civic or charitable organization.

2.                  TERM OF AGREEMENT

The term of employment under this Agreement shall expire on January 31, 2019, unless earlier terminated under one of the circumstances set forth in Sections 5, 6 or 7.  As used herein, “Term” refers to the length of the Executive’s employment under this Agreement, but the Term shall end upon any termination of Executive’s employment with the Corporation as provided herein.  Notwithstanding the foregoing, if a Change in Corporate Control (as defined in Section 6(b)) occurs during the Term, the Term shall be extended until twenty-four (24) months after the Change in Corporate Control.

The Corporation shall be entitled to terminate this Agreement and the Executive’s employment immediately for any reason or no reason, subject to the continuing obligations of the Corporation under this Agreement.  Upon termination of the Executive’s employment hereunder, unless otherwise expressly provided by the Corporation’s Board of Directors (the “Board”), the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer of the Corporation or any of its affiliates.

3.                  BASE COMPENSATION AND BONUS

(a)                 The Executive shall receive annual base compensation during the Term of this Agreement of not less than $510,000 in cash (“Base Compensation”).  Such amounts shall be payable in substantially equal semi-monthly installments in accordance with the Corporation’s customary payroll practices.  Subject to the terms of this Agreement, during the Term, the Compensation Committee of the Board (the “Compensation Committee”) shall consult with the CEO and review the Executive’s Base Compensation at annual intervals, and may adjust the Executive’s annual Base Compensation from time to time.

(b)                The Executive shall also be eligible to receive an annual incentive cash bonus for each calendar year ending during the Term of this Agreement, with the actual amount of such bonus to be determined by the Compensation Committee, using such performance measures as the Compensation Committee deems to be appropriate.  Such bonus, if any, shall be paid to the Executive no later than sixty (60) days after the end of the year to which the bonus relates.  Except as otherwise provided in Sections 5 or 6, (i) the annual bonus will be subject to the terms of any Corporation bonus plan under which it is granted and (ii) in order to be eligible to receive an annual bonus, the Executive must be employed by the Corporation on the last day of the applicable calendar year.

4.                  ADDITIONAL COMPENSATION AND BENEFITS

The Executive shall receive the following additional compensation and welfare and fringe benefits during the Term:

(a)                 Long-Term Incentives.  During the Term of the Agreement, any stock options, restricted stock or other awards granted under the 2016 Long-Term Incentive Plan shall be at the discretion of the Compensation Committee.

(b)                Health Insurance.  During the Term of this Agreement, the Corporation shall provide the Executive and his dependents with health insurance, life insurance and disability coverage no less favorable than that from time to time made available to other key employees.

(c)                 Paid Time Off.  During the Term of this Agreement, the Executive shall be entitled to paid time off (“PTO”) (based on the number of years of service) in accordance with the Corporation’s PTO policy, as it may be amended from time to time.

(d)                Business Expenses.  During the Term of this Agreement, the Corporation shall reimburse the Executive for all reasonable expenses he incurs in promoting the Corporation’s business, including expenses for travel and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures in accordance with the Corporation’s established policies and applicable law.  Following Executive’s termination of employment, any expense reimbursement requests must be submitted no later than sixty (60) days following such termination.

(e)                 Other Benefits.  In addition to the benefits provided pursuant to the preceding paragraphs of this Section 4, the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Corporation as are applicable generally to other officers, and in such welfare plans, programs, practices and policies of the Corporation as are generally applicable to other key employees, unless such participation would duplicate, directly or indirectly, benefits already accorded to the Executive.

5.                  PAYMENTS UPON TERMINATION

(a)                 Termination without Cause or Termination by Executive for Good Reason (as defined below).  If the Executive’s employment is terminated by the Corporation without Cause (but not including due to death or Disability) or terminated by the Executive for Good Reason during the Term of this Agreement, the Executive shall be entitled to the following:

(i)                  Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii)                any accrued but unpaid PTO through the date of termination;

(iii)              any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date;

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v)                any expenses owed to the Executive under Section 4(d);

(vi)               any pro-rated portion of the annual bonus that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date, payable at the time that the Corporation pays bonuses to its executive officers for such year;

(vii)             all of Executive’s outstanding stock options, restricted stock or other equity awards with time-based vesting shall become fully vested and, in the case of stock options, exercisable in full, and the Executive shall have the right to exercise such stock options during a period of ninety (90) days following the termination of employment;

(viii)           the treatment of all of Executive’s outstanding stock options, restricted stock, restricted stock units or other equity awards with performance-based vesting shall be determined in accordance with the long-term incentive plan, and any other plans, pursuant to which such awards were granted and the applicable award agreement;

(ix)               continued coverage under any group health plan maintained by the Corporation in which the Executive participated at the time of his termination for the remainder of the Term of the Agreement (but not less than six (6) months and not more than the period during which the Executive would be entitled to continuation coverage under Section 4980B of the Code, if the Executive elected such coverage and paid the applicable premiums), or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer, at an after-tax cost to the Executive comparable to the cost that the Executive would have incurred for the same coverage had he remained employed during such period; and

(x)                a series of semi-monthly severance payments for each complete calendar month during the remaining Term of this Agreement, but not less than twelve (12) months (the “Severance Period”), each semi-monthly payment in an amount equal to one-twenty fourth (1/24th) of the sum of (A) the Executive’s Base Compensation, as in effect on the date of termination, and (B) the greater of (1) the annual bonus paid to the Executive for the last fiscal year preceding the termination date or (2) a minimum bonus equal to thirty-five percent (35%) of Executive’s Base Compensation.

Notwithstanding anything in the long-term incentive plan, and any other plans, pursuant to which any equity awards are granted, or any applicable equity award agreements to the contrary, the payments set forth in subsections (vi), (vii), (viii), (ix) and (x) are subject to (a) a waiver and general release of claims in favor of the Corporation, in a form and manner satisfactory to the Corporation, that is executed by the Executive and which becomes irrevocable within sixty (60) days following the date of such termination, and (b) the Executive’s compliance with the restrictive covenants set forth in Sections 9 and 10 below during the Severance Period (the “Severance Requirement”).  Notwithstanding anything in the 2016 Long-Term Incentive Plan, any other plans pursuant to which any equity awards are granted, or any applicable equity award agreements to the contrary, upon any violation of the Severance Requirement during the Severance Period, all post-employment compensation set forth in subsections (vi), (vii), (viii), (ix) and (x) above shall immediately stop and the Executive shall be obligated to return to the Corporation any post-employment compensation previously paid or otherwise provided to the Executive.  The pro-rated bonus payable pursuant to subsection (vi) shall be paid in accordance with the provisions of Section 3(b) after the Compensation Committee has approved bonuses payable for the year.  All payments to be made or settlements to occur pursuant to subsection (vii) and (viii) (excluding stock options) shall be made to the Executive on the first business day following the date that is sixty (60) days following the date of such termination (except as otherwise expressly provided in the applicable award agreement).  The payments set forth in subsection (x) shall commence on the 60th day following the date of such termination.

All payments required to be made pursuant to subsections (i), (ii), (iii), and (v) shall be made to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.

For purposes of this Agreement, “Cause” shall mean: (1) any action by the Executive involving willful disloyalty to the Corporation, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Section 9 or 10 herein; (2) the Executive being convicted of a felony; (3) the Executive being convicted of any crime or offense that is not a felony but was (x) committed in connection with the performance of his duties hereunder or (y) involved moral turpitude; or (4) the intentional and willful failure by the Executive to substantially perform his duties hereunder as directed by the CEO (other than any such failure resulting from the Executive’s incapacity due to physical or mental disability) after a demand for substantial performance is made by the Board.  For purposes of this Agreement, “Good Reason” shall mean: (1) the assignment of Executive to a position other than Executive Vice President – Chief Financial Officer (other than for Cause or by reason of disability), (2) the assignment of duties materially inconsistent with such position if such change in assignment constitutes (x) a material diminution in the Executive’s authority, duties or responsibilities, or (y) a change in the reporting structure such that the Executive is directed to report to anyone other than the Corporation’s CEO, or (3) a material breach by the Corporation of this Agreement; provided, however, Executive must not have consented to any such act or omission that could give rise to a claim for “Good Reason”, the Executive must have notified the Corporation in writing within the first thirty (30) days following the occurrence of any of the foregoing events and the Corporation must have failed to substantially cure such breach within thirty (30) days following its receipt of such notice from the Executive; and provided further, the Executive must have resigned under this paragraph within ninety (90) days following the occurrence of the event.  Notwithstanding the foregoing, any transfer of responsibilities in connection with succession planning and leadership transition shall in no event constitute Good Reason for purposes of this Agreement.

(b)                Disability.  The Corporation shall be entitled to terminate the Executive’s employment if the Board determines that the Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than

12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Committee (“Disability”).  Upon such termination, the Executive shall be entitled to the following:

(i)                  Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii)                any accrued but unpaid PTO through the date of termination;

(iii)              any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date;

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v)                any expenses owed to the Executive under Section 4(d);

(vi)               any pro-rated portion of the annual bonus that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date, payable at the time that the Corporation pays bonuses to its executive officers for such year; and

(vii)             the treatment of all of Executive’s outstanding stock options, restricted stock, restricted stock units or other equity awards (whether subject to time-based vesting or performance-based vesting) shall be determined in accordance with the long-term incentive plan, and any other plans, pursuant to which such awards were granted and the applicable award agreement.

All payments required to be made pursuant to subsections (i), (ii), (iii) and (v) shall be made to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.  The pro-rated bonus payable pursuant to subsection (vi) shall be paid in accordance with the provisions of Section 3(b) after the Compensation Committee has approved bonuses payable for the year.

(c)                 Termination for Cause.  If the Executive’s employment is terminated by the Corporation for Cause, the Executive shall be entitled to the following:

(i)                  Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii)                any accrued but unpaid PTO through the date of termination;

(iii)              any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date;

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan; and

(v)                any expenses owed to the Executive under Section 4(d).

All payments required to be made pursuant to subsections (i), (ii), (iii) and (v) shall be made to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.

(d)                Voluntary Termination or Resignation by the Executive.  If the Executive voluntarily terminates (but not by reason of expiration of the Term) or resigns his employment other than for Good Reason, the Executive shall be entitled to the following:

(i)                  Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii)                any accrued but unpaid PTO through the date of termination;

(iii)              any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date;

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan; and

(v)                any expenses owed to the Executive under Section 4(d).

All payments required to be made pursuant to subsections (i), (ii), (iii) and (v) shall be made to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.

(e)                 Termination upon Expiration of the Term.  If the Executive’s employment terminates as a result of the expiration of the Term of this Agreement, the Executive shall be entitled to the following:

(i)                  Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii)                any accrued but unpaid PTO through the date of termination;

(iii)              any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date;

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan; and

(v)                any expenses owed to the Executive under Section 4(d).

All payments required to be made pursuant to subsections (i), (ii), (iii) and (v) shall be made to the Executive within sixty (60) days following the date of such termination and within any shorter time period required by law.

(f)                  Cooperation.  The parties agree that certain matters in which the Executive will be involved during the Term of this Agreement may necessitate the Executive’s cooperation in the future.  Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the CEO or the Board, the Executive shall cooperate with the Corporation in connection with matters arising out of the Executive’s service to the Corporation; provided that, the Corporation shall make reasonable efforts to minimize disruption of the Executive’s other activities.  The Corporation shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

6.                  CHANGE IN CORPORATE CONTROL

(a)                 If at any time upon, or during the period of twenty-four (24) consecutive months following, the occurrence of a Change in Corporate Control (as defined below), and during the Term of this Agreement, the Executive is involuntarily terminated (other than for Cause), or resigns his employment for Good Reason, the Executive shall be entitled to the following:

(i)                  Base Compensation accrued through the date of termination, based on the number of days in such year that had elapsed as of the termination date;

(ii)                any accrued but unpaid PTO pay through the date of termination;

(iii)              any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the termination date;

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v)                any expenses owed to the Executive under Section 4(d);

(vi)               the pro-rated portion of the target annual bonus that the Executive would have earned for the year in which the termination occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date;

(vii)             all of Executive’s outstanding stock options, restricted stock or other equity awards with time-based vesting shall become fully vested and in the case of stock options, exercisable in full, and the Executive shall have the right to exercise such stock options during a period of ninety (90) days following the termination of employment, unless otherwise expressly provided in the applicable award agreement;

(viii)           all of Executive’s outstanding stock options, restricted stock, restricted stock units or other equity awards with performance-based vesting shall become vested based upon a determination of actual level of achievement of performance goals by the Compensation Committee of the Board as of immediately prior to the occurrence of the Change of Corporate Control or as otherwise expressly provided in the applicable award agreements;

(ix)               continued coverage pursuant to Section 601, et seq. of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) under any group health plan maintained by the Corporation in which the Executive participated at the time of his termination at an after-tax cost to the Executive comparable to the cost that the Executive would have incurred for the same coverage had he remained employed during such period for the remainder of the Term of the Agreement or until, if earlier, the date the Executive obtains comparable coverage under benefit plans maintained by a new employer or otherwise becomes ineligible to such continued coverage under ERISA; and

(x)                a lump sum severance payment equal to the present value of a series of monthly severance payments for twenty-four (24) months, each in an amount equal to one-twelfth (1/12th) of the sum of (A) the Executive’s Base Compensation, as in effect at the time of the Change in Corporate Control, and (B) the greater of (1) the annual bonus paid to the Executive for the last fiscal year of the Corporation ending prior to the Change in Corporate Control or (2) a minimum annual bonus equal to thirty-five percent (35%) of his Base Compensation.  Such present value shall be calculated using a discount rate equal to the interest rate on 90-day Treasury bills, as reported in The Wall Street Journal (or similar publication) on the date of the Change in Corporate Control.  For purposes of this subsection (x), the amount of any annual bonus paid for a portion of a fiscal year shall be annualized.

Notwithstanding anything in the long-term incentive plan, and any other plans, pursuant to which any equity awards are granted, or any applicable equity award agreements to the contrary, the payments set forth in subsections (vi), (vii), (viii), (ix) and (x) are subject to a waiver and general release of claims in favor of the Corporation, in a form and manner satisfactory to the Corporation, that is executed by the Executive and which becomes irrevocable within sixty (60) days following the date of such termination.  All payments to be made or settlements to occur pursuant to subsections (vii) and (viii) (excluding stock options) shall be made to the Executive on the first business day following the date that is sixty (60) days following the date of such termination (except as otherwise expressly provided in the applicable award agreement).  All payments required to be made pursuant to subsections (i), (ii), (iii), (v) and (vi) shall be made within sixty (60) days following the date of such termination and within any shorter time period required by law.  All payments required to be made pursuant to subsection (x) shall be made to the Executive on the first business day following the date that is sixty (60) days following the date of such termination.  Notwithstanding the foregoing, the severance payment under this Section shall be payable on a semi-monthly basis instead of a lump sum if the “Change in Corporate Control” does not constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) and shall in any event comply with the provisions of Section 8.

(b)                For purposes of this Agreement, a “Change in Corporate Control” shall have the meaning set forth in the Corporation’s 2016 Long-Term Incentive Plan.

(c)                 Notwithstanding anything else in this Agreement to the contrary, in the event that it shall be determined that any payments or distributions by the Corporation to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise ( together, the “Payments”) would constitute “parachute payments” within the meaning of Section 280G of the Code, then the Payments shall be payable either in (i) full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to the excise tax imposed under Section 4999 of the Code, such that the Executive shall receive the greater, on an after-tax basis, of either (i) or (ii) above, as determined by an independent accountant or tax advisor (“Independent Tax Advisor”) selected by the Corporation.  In the event that the Payments are to be reduced pursuant to this Section 6(c), such Payments shall be reduced as determined by the Independent Tax Advisor such that the reduction of compensation to be provided to or for the benefit of the Executive as a result of this Section 6(c) is minimized and to effectuate that, Payments shall be reduced (i) by first reducing or eliminating the portion of such Payments which is not payable in cash (other than that portion of such payments that is subject to clause (iii) below), (ii) then by reducing or eliminating cash Payments (other than that portion of such

Payments subject to clause (iii) below) and (iii) then by reducing or eliminating the portion of such Payments (whether or not payable in cash) to which Treas. Reg. §1.280G-1 Q/A 24(c) (or any successor provision thereto) applies, in each case in reverse order beginning with Payments which are to be paid the farthest in time from the date of the transaction constituting a change in ownership of the Corporation within the meaning of Section 280G of the Code.  Any reductions made pursuant to this Section 6(c) shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(d)                If any dispute arises between the Corporation (or any successor) and the Executive regarding Executive’s right to payments under this Section, the Executive shall be entitled to recover his attorneys’ fees and costs incurred in connection with such dispute if the Executive is determined to be the prevailing party.  The following additional terms and conditions shall apply to the reimbursement of any attorneys fees and costs: (i) the attorneys fees and costs must be incurred by the Executive within five years following the date of the Executive’s termination or resignation; (ii) the attorneys fees and costs shall be paid by the Corporation by the end of the taxable year following the year in which the attorneys fees and costs were incurred; (iii) the amount of any attorneys fees and costs paid by the Corporation in one taxable year shall not affect the amount of any attorneys fees and costs to be paid by the Corporation in any other taxable year; and (iv) the Executive’s right to receive attorneys fees and costs may not be liquidated or exchanged for any other benefit.

7.                  DEATH

If the Executive dies during the Term of this Agreement, the Corporation shall pay to the Executive’s estate the following:

(i)                  Base Compensation accrued through the date of death, based on the number of days in such year that had elapsed as of the date of death;

(ii)                any accrued but unpaid PTO through the date of death;

(iii)              any bonuses earned but unpaid with respect to fiscal years or other completed bonus periods preceding the date of death;

(iv)               any nonforfeitable benefits payable to the Executive under the terms of any deferred compensation, incentive or other benefit plans maintained by the Corporation, payable in accordance with the terms of the applicable plan;

(v)                any expenses owed to the Executive under Sections 4(d);

(vi)               any pro-rated portion of the annual bonus that the Executive would have earned for the year in which the death occurs (if he had remained employed for the entire year), based on the number of days in such year that had elapsed as of the date of death), payable at the time that the Corporation pays bonuses to its executive officers for such year; and

(vii)             the treatment of all of Executive’s outstanding stock options, restricted stock, restricted stock units or other equity awards (whether subject to time-based vesting or performance-based vesting) shall be determined in accordance with the long-term incentive plan, and any other plans, pursuant to which such awards were granted and the applicable award agreement.

All payments required to be made pursuant to subsections (i), (ii), (iii) and (v) shall be made to the estate within sixty (60) days following the date of death and within any shorter time period required by law.  All payments to be made pursuant to subsection (vii) (excluding stock options) shall be made to the Executive on the first business day following the date that is sixty (60) days following the date of such termination (except as otherwise expressly provided in the applicable award agreement).  The pro-rated bonus shall be paid in accordance with the provisions of Section 3(b) after the Compensation Committee has approved bonuses payable for the year.

8.                  WITHHOLDING AND SECTION 409A COMPLIANCE

(a)                 The Corporation shall, to the fullest extent not prohibited by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

(b)                This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption thereunder, and shall be interpreted and construed consistently with such intent.  The payments to the Executive pursuant to this Agreement are intended to be exempt from Section 409A of the Code to the maximum extent possible, under the separation pay exemption, as short-

term deferrals, or otherwise.  For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment.  In the event the terms of this Agreement would subject the Executive to additional income taxes, interest or penalties under Section 409A of the Code (“409A Penalties”), the Corporation and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.  To the extent any amounts under this Agreement are payable by reference to Executive’s “termination,” “termination of employment,” or similar phrases, such term shall be deemed to refer to the Executive’s “separation from service” (as defined in Section 409A of the Code).  Notwithstanding any other provision in this Agreement, including but not limited to Sections 5 and 6, if the Executive is a “specified employee” (as defined in Section 409A(a)(2)(b)(i)), then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service, and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed and paid to the Executive, on the first day of the first calendar month beginning at least six months following the date of termination, or, if earlier, within ninety (90) days following the Executive’s death to the Executive’s surviving spouse (or such other beneficiary as the Executive may designate in writing).  Any reimbursement or advancement payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Corporation under any applicable expense reimbursement policy, and shall be paid to the Executive within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

9.                  PROTECTION OF CONFIDENTIAL INFORMATION

The Executive hereby agrees that, during his employment with the Corporation and thereafter, he shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (defined below).  The Executive further agrees that, upon the date of the Executive’s termination, all Confidential Information in his possession that is in written or other tangible form shall be returned to the Corporation and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein.

Notwithstanding the foregoing, this Section 9 shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Corporation by the Executive, (iii) is lawfully disclosed to the Executive by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information.  As used in this Agreement, Confidential Information means, without limitation, any non-public confidential or proprietary information disclosed to Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Corporation, in any form, including electronic media.  Confidential Information also includes, but is not limited to, the Corporation’s business plans and financial information, marketing plans, and business opportunities.  Nothing herein shall limit in any way any obligation the Executive may have relating to Confidential Information under any other agreement or promise to the Corporation.

The Executive specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Executive and whether compiled by the Corporation, and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Corporation to maintain the secrecy of such information, that such information is the sole property of the Corporation and that any retention and use of such information by the Executive during his employment with the Corporation (except in the course of performing his duties and obligations to the Corporation) or after the termination of his employment shall constitute a misappropriation of the Corporation’s trade secrets.

The Executive agrees that Confidential Information gained by the Executive during the Executive’s association with the Corporation, has been developed by the Corporation through substantial expenditures of time, effort and money and constitute valuable and unique property of the Corporation.  The Executive recognizes that because his work for the Corporation will bring him into contact with confidential and proprietary information of the Corporation, the restrictions of this Section 9 are required for the reasonable protection of the Corporation and its investments and for the Corporation’s reliance on and confidence in the Executive.  The Executive further understands and agrees that the foregoing makes it necessary for the protection of the Corporation’s business that the Executive not compete with the Corporation during his employment with the Corporation and not compete with the Corporation for a reasonable period thereafter, as further provided in the following Section.

The Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  However, to the maximum extent permitted by law, the Executive agrees that if such a charge or complaint is made, the Executive shall not be entitled to recover any individual monetary relief or other individual remedies.  This Agreement does not limit or prohibit Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

The Executive affirms that the Executive has not divulged any proprietary or confidential information of the Corporation and will continue to maintain the confidentiality of such information consistent with the Corporation’s policies and the Executive’s agreement(s) with the Corporation and/or common law.  The Executive further affirms that the Executive is not aware of and has not reported any allegations of wrongdoing by the Corporation or its officers or directors, including any allegations of corporate fraud, to a Government Agency or other person, and therefore has not been retaliated against for reporting any allegations of wrongdoing by the Corporation or its officers or directors, including any allegations of corporate fraud.

10.              COVENANT NOT TO COMPETE

The Executive hereby agrees that he will not, either during the Term or at all times until one year from the time his employment ceases, or, if later, during any period in which he is receiving any severance or change in control payments under Sections 5(a) or 6 (the “Restricted Period”), engage in the (i) ownership or operation of Health Care Facilities (defined below); (ii) investment in or lending to Health Care Facilities; (iii) management of Health Care Facilities; or (iv) provision of any planning, development or executive services for Health Care Facilities.  “Health Care Facilities” means any senior housing facilities, facilities used or intended for the delivery of health care services, active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, medical office buildings and/or hospitals.  The Executive will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

During the Restricted Period, Executive will be prohibited, to the fullest extent allowed by applicable law, from directly or indirectly, individually or on behalf of any person or entity, encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in the recruitment for employment, contractor or consulting opportunities anyone who is employed at that time by the Corporation or any subsidiary or affiliate.

During his employment with the Corporation and thereafter, Executive will not make or authorize anyone else to make on Executive’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Corporation, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Corporation.  Executive will not make any direct or indirect written or oral statements to the press, television, radio or other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Corporation, its affiliates or any of its officers or directors.

While employed by the Corporation and during the Restricted Period, the Executive will communicate the contents of this Section 10 to any person, firm, association, partnership, corporation or other entity that the Executive intends to be employed by, associated with, or represent.

11.              INJUNCTIVE RELIEF

The Executive acknowledges and agrees that it would be difficult to fully compensate the Corporation for damages resulting from the breach or threatened breach of the covenants set forth in Sections 9 and 10 of this Agreement and accordingly agrees that the Corporation shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the need to post any bond, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Northern District of Ohio or in any court in the State of Ohio having subject matter jurisdiction.  This provision with respect to injunctive relief shall not, however, diminish the Corporation’s right to claim and recover damages.

12.              NOTICES

All notices or communications hereunder shall be in writing and sent by overnight courier, certified mail, or registered mail, (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):

If to the Corporation:

Welltower Inc.
4500 Dorr Street
Toledo, OH 43615
Attention:  General Counsel

If to the Executive, at the address on file with the Corporation’s Human Resources department.

The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given.

13.              SEPARABILITY

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.

14.              ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Corporation, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

15.              ENTIRE AGREEMENT

This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Corporation and the Executive (including the Prior Employment Agreement).  The Agreement may be amended at any time by mutual written agreement of the parties hereto.

16.              GOVERNING LAW AND ARBITRATION

This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws.

Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration.  Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes.  Any arbitral award determination shall be final and binding upon the parties.  Judgment may be entered in any court having jurisdiction.  Notwithstanding the foregoing, the Corporation shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Sections 9 or 10 hereof.

17.              SURVIVAL

Subject to any limits on applicability contained therein, Sections 9 through 11 and Section 16 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or this Agreement.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed, and the Executive has hereunto set his hand, as of the day and year first above written.

WELLTOWER INC., a Delaware corporation

By:           /s/ Matthew McQueen

Name:      Matthew McQueen

Title:         Senior Vice President, General Counsel and Secretary

SCOTT A. ESTES, Executive

By:           /s/ Scott A. Estes